UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 21, 2015
Date of Report (Date of earliest event reported)

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2015, Novation Companies, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Corvisa Services LLC, a wholly owned subsidiary of the Company, and ShoreTel, Inc. (“ShoreTel”). Subject to the terms and conditions under the Purchase Agreement, ShoreTel agreed to purchase all of the membership interests of Corvisa LLC (“Corvisa”), a wholly owned subsidiary of the Company, for $8.5 million in cash, subject to potential working capital adjustments, of which amount the parties will deposit in escrow at the closing (i) $1,020,000 for a period of twelve months to secure certain indemnification obligations of the Company and (ii) $350,000 to secure certain obligations of the Company in connection with the post-closing working capital adjustment.

Under the Purchase Agreement, the Company agreed not to do, cause or permit certain actions to be taken prior to closing without ShoreTel’s prior written consent. The obligations of ShoreTel to consummate the transaction are subject to certain closing conditions, including but not limited to: (i) the representations and warranties of the Company under the Purchase Agreement deemed to be fundamental to the transaction are true and correct in all respects; (ii) the Company’s receipt of third party consents under specified existing contracts; and (iii) the acceptance by key employees of the Company and certain of the Company’s other employees, as specified in the Purchase Agreement, of offers of employment from ShoreTel. The Purchase Agreement also contains other representations, warranties, covenants, indemnifications by the Company and related parties, and closing conditions customary for transactions of this type.

The Purchase Agreement is subject to customary termination provisions. Additionally, the Purchase Agreement may be terminated by any party if closing has not occurred on or before February 4, 2016.

In connection with the transaction, the Company and ShoreTel also agreed to enter into a Transition Services Agreement pursuant to which each of the Company and ShoreTel would provide the other with specified services for a transition period following the closing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference. We have included the Purchase Agreement to provide investors and stockholders with information regarding its terms, but not to provide any other factual information about the Company or ShoreTel. The Purchase Agreement contains representations and warranties that the parties to the Purchase Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules.

Item 8.01 Other Events.

On December 21, 2015, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1 *	Membership Interest Purchase Agreement, dated as of December 21, 2015, by and among Novation Companies, Inc., Corvisa Services LLC and ShoreTel, Inc.
99.1	Press Release dated December 21, 2015.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule and/or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: December 21, 2015	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Executive Officer